Exhibit 4.4

Lightspeed POS Inc.

Condensed Interim Consolidated Financial Statements
(Unaudited)

For the three months ended June 30, 2020

(expressed in thousands of US dollars)

Lightspeed POS Inc.

Condensed Interim Consolidated Balance Sheets

(Unaudited)

As at June 30 and March 31, 2020

(expressed in thousands of US dollars)

		June 30,	March 31,
	Notes	2020	2020
		$	$
Assets

Current assets
Cash and cash equivalents		203,521	210,969
Trade and other receivables	10	10,266	10,879
Inventories		623	932
Other current assets	9	9,532	10,427

Total current assets		223,942	233,207

Lease right-of-use assets	11	15,334	15,957
Property and equipment, net		7,645	7,989
Intangible assets, net		60,737	62,819
Goodwill		151,306	146,598
Restricted cash and other long-term assets	12	11,710	11,749
Deferred tax assets		88	109

Total assets		470,762	478,428

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	13	31,326	30,810
Lease liabilities	11	3,474	3,301
Income taxes payable		80	76
Current portion of deferred revenue		32,924	36,622

Total current liabilities		67,804	70,809

Deferred revenue		4,072	5,472
Lease liabilities	11	13,507	13,546
Long-term debt	14	29,716	29,687
Other long-term liabilities	15	8,735	8,198
Deferred tax liabilities		5,279	6,578

Total liabilities		129,113	134,290

Shareholders’ equity
Share capital	16	858,436	852,115
Additional paid-in capital		16,186	11,773
Accumulated other comprehensive income (loss)		622	(6,271)
Accumulated deficit		(533,595)	(513,479)

Total shareholders’ equity		341,649	344,138

Total liabilities and shareholders’ equity		470,762	478,428

The accompanying notes are an integral part of these interim consolidated financial statements.

Lightspeed POS Inc.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(Unaudited)

For the three months ended June 30, 2020 and 2019

(expressed in thousands of US dollars)

		Three months ended June 30,
	Notes	2020	2019
		$	$

Revenues	4	36,229	24,065

Direct cost of revenues	5	14,615	8,520

Gross profit		21,614	15,545

Operating expenses
General and administrative		6,771	3,790
Research and development		9,824	6,521
Sales and marketing		15,100	13,289
Depreciation of property and equipment		412	390
Depreciation of right-of-use assets	11	827	414
Foreign exchange loss (gain)		480	(330)
Acquisition-related compensation		5,129	707
Amortization of intangible assets		4,405	1,012

Total operating expenses		42,948	25,793

Operating loss		(21,334)	(10,248)

Net interest income (expense)	7	(301)	1,019

Loss before income taxes		(21,635)	(9,229)

Income tax expense (recovery)
Current		55	20
Deferred		(1,574)	(152)

Total income tax recovery		(1,519)	(132)
Net loss		(20,116)	(9,097)

Other comprehensive income (loss)

Items that may be reclassified to net loss
Foreign currency differences on translation of foreign operations		6,893	—
Total comprehensive loss		(13,223)	(9,097)

Net loss per share – basic and diluted	8	(0.22)	(0.11)

The accompanying notes are an integral part of these interim consolidated financial statements.

Lightspeed POS Inc.

Condensed Interim Consolidated Statements of Cash Flows

(Unaudited)

For the three months ended June 30, 2020 and 2019

(expressed in thousands of US dollars)

	Three months ended June 30,
	2020	2019
	$	$
Cash flows from (used in) operating activities
Net loss	(20,116)	(9,097)
Items not affecting cash and cash equivalents
Acquisition-related compensation	5,129	707
Amortization of intangible assets	4,405	1,012
Depreciation of property and equipment and lease right-of-use assets	1,239	804
Deferred income taxes	(1,574)	(152)
Stock-based compensation expense	5,529	912
Unrealized foreign exchange loss (gain)	172	5
(Increase)/decrease in operating assets and increase/(decrease) in operating liabilities
Trade and other receivables	251	2,418
Inventories	309	(79)
Other assets	592	(633)
Accounts payable and accrued liabilities	1,031	(1,178)
Income taxes payable	4	(4)
Deferred revenue	(5,098)	(479)
Other long-term liabilities	415	478
Net interest (income) expense	301	(1,019)

Total operating activities	(7,411)	(6,305)

Cash flows from (used in) investing activities
Additions to property and equipment	(160)	(393)
Acquisition of business, net of cash acquired	(1,779)	(10,330)
Interest income	468	1,259

Total investing activities	(1,471)	(9,464)

Cash flows from (used in) financing activities
Proceeds from exercise of stock options	2,872	1,178
Share issuance costs	(778)	(1,401)
Payment of lease liabilities	(954)	(506)
Financing costs	(343)	—

Total financing activities	797	(729)

Effect of foreign exchange rate changes on cash and cash equivalents	637	235

Net decrease in cash and cash equivalents during the period	(7,448)	(16,263)

Cash and cash equivalents – Beginning of period	210,969	207,703

Cash and cash equivalents – End of period	203,521	191,440
Interest paid	301	—
Income taxes paid	—	—

The accompanying notes are an integral part of these interim consolidated financial statements.

Lightspeed POS Inc.

Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

For the three months ended June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

		Issued and Outstanding Shares
	Notes	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total
			$	$	$	$	$

Balance as at March 31, 2020		92,206,817	852,115	11,773	(6,271)	(513,479)	344,138

Net loss		—	—	—	—	(20,116)	(20,116)
Share issuance costs		—	(3)	—	—	—	(3)
Exercise of stock options and vesting of share awards		738,483	3,988	(1,116)	—	—	2,872
Stock-based compensation		—	—	5,529	—	—	5,529
Share-based acquisition-related compensation		25,099	2,336	—	—	—	2,336
Other comprehensive income		—	—	—	6,893	—	6,893

Balance as at June 30, 2020		92,970,399	858,436	16,186	622	(533,595)	341,649

Balance as at March 31, 2019		83,752,210	652,336	4,278	—	(459,948)	196,666

Net loss and comprehensive loss		—	—	—	—	(9,097)	(9,097)
Share issuance costs		—	(650)	—	—	—	(650)
Exercise of stock options and vesting of share awards		440,983	1,636	(458)	—	—	1,178
Stock-based compensation		—	—	912	—	—	912
Exercise of warrants		31,647	—	—	—	—	—
Share-based acquisition-related compensation		—	234	—	—	—	234
Shares issued in connection with business combination		50,199	915	—	—	—	915

Balance as at June 30, 2019		84,275,039	654,471	4,732	—	(469,045)	190,158

The accompanying notes are an integral part of these interim consolidated financial statements.

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

1. Organization and nature of operations

Lightspeed POS Inc. (“Lightspeed” or the “Company”) was incorporated on March 21, 2005 under the Canada Business Corporations Act. Its head office is located at Gare Viger, 700 Saint-Antoine St. East, Suite 300, Montréal, Quebec, Canada. Lightspeed provides easy-to-use, omni-channel commerce enabling platforms. The Company’s software platforms provide its customers with the critical functionalities they need to engage with consumers, manage their operations, accept payments, and grow their business. Lightspeed operates globally in over 100 countries, empowering single- and multi-location small and medium-sized businesses to compete in an omni-channel market environment by engaging with consumers across online, mobile, social, and physical channels.

The Company’s shares are listed on the Toronto Stock Exchange under the stock symbol “LSPD”.

2. Basis of presentation and consolidation

These condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) applicable to the preparation of interim financial statements, including International Accounting Standard (IAS) 34, Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB). Certain information and disclosures have been omitted or condensed. The same accounting policies and methods of computation were followed in the preparation of these unaudited condensed interim consolidated financial statements as were followed in the preparation of the most recent annual audited consolidated financial statements. These unaudited condensed interim consolidated financial statements should be read together with the Company’s annual audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 2020. Certain comparative figures have been reclassified in order to conform to the current period presentation.

These unaudited condensed interim consolidated financial statements were approved for issue by the Board of Directors of the Company on August 5, 2020.

Seasonality of interim operations

The operations of the Company can be seasonal, and the results of operations for any interim period are not necessarily indicative of operations for the full fiscal year or any future period.

Estimates, judgments and assumptions

The preparation of the unaudited condensed interim consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities and reported amounts of revenues and expenses during the period. These estimates and assumptions are based on historical experience, expectations of the future, and other relevant factors and are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. Actual results may differ from these estimates.

In preparing these unaudited condensed interim consolidated financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of uncertainty are the same as those applied and described in the Company’s annual audited consolidated financial statements for the fiscal year ended March 31, 2020.

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

In March 2020, the World Health Organization characterized a novel strain of the coronavirus, known as COVID-19, as a pandemic. Concerns related to the spread of COVID-19 and the related containment measures intended to mitigate its impact have created substantial disruption in the global economy. Refer to note 3 for a description of how COVID-19 impacted the Company’s significant accounting estimates and assumptions.

3. Significant accounting policies and other changes in the current reporting period

Risks and uncertainties related to COVID-19

The uncertainties around COVID-19 required the use of judgments and estimates which resulted in no material impacts for the three months ended June 30, 2020 other than the impact on expected credit losses driven by the changes in the macro-economic environment due to COVID-19. For information on the expense related to the loss allowance, refer to note 10. The future impact of COVID-19 uncertainties could generate, in future reporting periods, a significant risk of material adjustment to the following: revenue recognition, estimated losses on revenue-generating contracts, goodwill and intangible impairment, and other assets and liabilities.

In addition to the impacts disclosed above, the Company received $6,216 with respect to remuneration of eligible employees pursuant to government-sponsored COVID-19 wage subsidy programs globally.

4. Revenue from contracts with customers

The disaggregation of the Company’s revenue from contracts with customers was as follows:

	Three months ended June 30,
	2020	2019
	$	$
Software and payments revenue	33,406	21,334
Hardware and other	2,823	2,731
Total revenue from contracts with customers	36,229	24,065

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

5. Direct cost of revenues

	Three months ended June 30,
	2020	2019
	$	$
Cost of software and payments revenue
Support	5,223	4,006
Other third-party costs	6,847	1,961
	12,070	5,967
Cost of hardware and other
Hardware and other	2,545	2,553
Total direct cost of revenues	14,615	8,520

Support consists of any support services provided by the Company to its customers and mostly consists of salaries; other third-party costs consists of housing, servicing, infrastructure and maintaining the Company’s servers, payments made to suppliers of certain software add-ons sold by the Company and direct costs related to Lightspeed Payments; hardware relates to costs of hardware sold to customers; and other relates to implementation services provided to customers.

6. Employee compensation

The total employee compensation comprising salaries and benefits, excluding tax credits and government grants for the three months ended June 30, 2020, was $32,189 (June 30, 2019 - $17,995).

Stock-based compensation and related costs were included in the following expenses:

	Three months ended June 30,
	2020	2019
	$	$
Direct cost of revenues	615	240
General and administrative	1,842	962
Research and development	2,251	577
Sales and marketing	2,508	1,100
Total stock-based compensation and related costs	7,216	2,879

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

Due to the COVID-19 pandemic, the Company benefited from global government subsidies. The subsidies were included as a reduction in the following expenses:

Three months ended June 30,
2020
$
Direct cost of revenues	1,190
General and administrative	1,088
Research and development	2,015
Sales and marketing	1,923
Total reduction	6,216

7. Finance income and costs

For the three months ended June 30, 2020, interest income and interest expense, including interest expense on lease liabilities, amounted to $448 and $749, respectively (2019 – $1,259 and $240).

8. Loss per share

The Company had two categories of potentially dilutive securities: share options and awards and warrants. Diluted net loss per share excludes all potentially-dilutive shares if their effect is anti-dilutive. As a result of net losses incurred, all potentially-dilutive securities have been excluded from the calculation of diluted net loss per share because including them would be anti-dilutive; therefore, basic and diluted number of shares is the same for the three months ended June 30, 2020 and 2019. All outstanding potentially dilutive securities could potentially dilute loss per share in the future.

	Three months ended June 30,
	2020	2019

Issued Common Shares	92,970,399	84,275,039
Weighted average number of Common Shares (basic and diluted)	92,464,395	83,879,960
Net loss per Common Share – basic and diluted	$(0.22)	$(0.11)

The weighted average number of potential dilutive securities that are not included in the diluted per share calculations because they would be anti-dilutive are as follows:

	Three months ended June 30,
	2020	2019

Stock options and awards	7,516,555	5,998,076
Warrants	—	86,403

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

9. Other current assets

	June 30, 2020	March 31, 2020
	$	$
Restricted cash	1,868	1,829
Prepaid expenses and deposits	3,323	4,048
Commission asset	3,574	3,938
Other	767	612
Total other current assets	9,532	10,427

10. Trade and other receivables

	June 30,	March 31,
	2020	2020
	$	$
Trade	9,211	7,721
Loss allowance	(4,192)	(2,878)
Total trade receivables	5,019	4,843
Research and development tax credits receivable	2,840	4,059
Government subsidy receivable	1,308	—
Sales tax receivable	521	847
Other	578	1,130
Total trade and other receivables	10,266	10,879

Included in general and administrative expenses is an expense of $1,145 related to loss allowance for the three months ended June 30, 2020 (June 30, 2019 – expense of $184).

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

11. Leases

The Company leases certain properties under non-cancellable lease agreements that relate to office space. The expected lease terms are between one and ten years.

The roll-forward of lease right-of-use assets is as follows:

$
Cost
As at March 31, 2020	18,403
Additions	85
Exchange differences	119
As at June 30, 2020	18,607

Accumulated depreciation
As at March 31, 2020	2,446
Depreciation charge	827
As at June 30, 2020	3,273

Cost, net accumulated depreciation
As at March 31, 2020	15,957

As at June 30, 2020	15,334

Offices	14,570
Vehicles	764

The maturity analysis of lease liabilities as at June 30, 2020 is as follows:

Fiscal Year	$
2021	2,698
2022	3,006
2023	2,448
2024	1,919
2025	1,519
2026 and thereafter	5,391

Total minimum payments	16,981

Expenses relating to short-term leases, including those excluded due to the election of the practical expedient, as well as variable lease payments not included in the measurement of lease liabilities, were approximately $363 for the three months ended June 30, 2020 (June 30, 2019 - $446).

The interest expense for the three months ended June 30, 2020 was $233 (June 30, 2019 - $184).

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

12. Restricted cash and other long-term assets

	June 30, 2020	March 31, 2020
	$	$
Restricted cash	7,528	7,703
Commission asset	2,885	2,898
Other	1,297	1,148

Total restricted cash and other-long term assets	11,710	11,749

13. Accounts payable and accrued liabilities

	June 30, 2020	March 31, 2020
	$	$
Trade	8,803	12,325
Accrued compensation and benefits	8,971	9,528
Accrued payroll taxes on stock-based compensation	2,637	1,170
Acquisition-related payables	10,036	7,787
Other	879	—

Total accounts payable and accrued liabilities	31,326	30,810

14. Credit facility

The Company has credit facilities with the Canadian Imperial Bank of Commerce (“CIBC”), which include a $25,000 demand revolving operating credit facility (the “Revolver”) and a $50,000 stand-by acquisition term loan (the “Acquisition Facility”, and together with the Revolver, the “Credit Facilities”).

The Revolver will be available for draw at any time during the term of the Credit Facilities.

The Acquisition Facility was drawn for $30,000 in January 2020 for the acquisition of Gastrofix GmbH (“Gastrofix”) and will mature 60 months thereafter. The interest rate on the current Acquisition Facility is equal to LIBOR + 3.0%.

The financing costs related to the Credit Facilities are netted against the principal and are being amortized over the 60- month term.

The Credit Facilities are subject to certain general and financial covenants, including the delivery of annual audited consolidated financial statements to the holders.

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

15. Other long-term liabilities

	June 30, 2020	March 31, 2020
	$	$
Acquisition-related payables	8,336	7,982
Accrued payroll taxes on stock-based compensation	399	198
Other	—	18

Total other long-term liabilities	8,735	8,198

16. Share capital

The Company’s authorized share capital consists of (i) an unlimited number of Subordinate Voting Shares, (ii) an unlimited number of Multiple Voting Shares and (iii) an unlimited number of preferred shares, issuable in series.

17. Related party transactions

Key management personnel includes the C-Level executives, and other Vice-Presidents. Other related parties include close family members of the key management personnel and entities controlled by the key management personnel.

The executive compensation expense to the top five key management personnel is as follows:

Three months ended June 30,
2020
$
Short-term employee benefits and other benefits	408
Stock-based payments	1,697
Total compensation paid to key management personnel	2,105

18. Financial instruments

The Company measures the fair value of its financial assets and financial liabilities using a fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value. The different levels of the fair value hierarchy are defined as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3: Unobservable inputs for the asset or liability.

Lightspeed POS Inc.

Notes to Condensed Interim Consolidated Financial Statements

(unaudited)

June 30, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)

The Company estimated the fair value of its financial instruments as described below.

The fair value of cash and cash equivalents, restricted cash, trade receivables, trade accounts payable, accrued compensation and benefits, contingent consideration and other accruals is considered to be equal to their respective carrying values due to their short-term maturities.

The fair value of contingent consideration and other long-term liabilities approximates their carrying value as at June 30 and March 31, 2020.

Recurring fair value measurements

Contingent consideration

On January 7, 2020, the Company acquired Gastrofix, a cloud-based POS hospitality software provider in Germany. The amount included in the purchase price related to the estimated fair value of contingent consideration was nil. The contingent consideration was valued by the Company using a discounted cash flow model under the income approach. The maximum potential contingent consideration payout is $10,030 over two years. The fair value of the contingent consideration, if above nil, is presented as a component of accounts payable and accrued liabilities as well as other long-term liabilities on the condensed interim consolidated balance sheets. The change in the fair value of the contingent consideration, if any, is recognized within general and administrative expenses in the condensed interim consolidated statements of loss and comprehensive loss. As at June 30, 2020, there was no change in the estimated contingent consideration from the time of the acquisition.

The purchase price allocation of Gastrofix was finalized during the three months ended June 30, 2020.

As at June 30 and March 31, 2020, financial instruments measured at fair value in the condensed interim consolidated balance sheet were as follows:

		June 30, 2020			March 31, 2020

	Fair value hierarchy	Carrying amount	Fair value	Fair value hierarchy	Carrying amount	Fair value
		$	$		$	$
Cash and cash equivalents	Level 1	203,521	203,521	Level 1	210,969	210,969
Restricted cash	Level 1	9,396	9,396	Level 1	9,532	9,532
Contingent consideration	Level 3	0	0	Level 3	0	0